Exhibit 99.1

ZS Pharma Secures $20 Million in Debt Financing

Coppell, Texas – July 17, 2014 – ZS Pharma (Nasdaq: ZSPH), a biopharmaceutical company developing novel treatments for kidney, cardiovascular, liver and metabolic disorders, today announced that it has secured a debt facility of up to $20 million with MidCap Financial. The Company will use the funding to advance the clinical development of ZS-9 (sodium zirconium cyclosilicate), its proprietary drug candidate for the potential treatment of acute and chronic hyperkalemia. In June 2014, the Company also raised net proceeds of approximately $112 million from its Initial Public Offering.

Under the terms of the agreement, the Company immediately drew $10 million upon closing on July 14, 2014, leaving the remaining $10 million available for working capital purposes when certain development milestones are met over the next several months.

“With the proceeds from our IPO in June and this debt facility, we are now in a solid position to fund the development of ZS-9,” said Todd Creech, Chief Financial Officer of ZS Pharma.

About ZS-9’s Clinical Development Program

The ZS-9 clinical program is designed to investigate the treatment of acute and chronic hyperkalemia, regardless of underlying cause. ZS Pharma’s first Phase 3 study, ZS003, a 753 patient randomized, double-blind, placebo-controlled study, showed that ZS-9 rapidly reduced serum potassium in hyperkalemic patients to normal levels within the 48 hour Induction Phase and then controlled potassium within the normal range throughout the 12 day Extended Treatment Phase. In addition, the study provided evidence suggesting that ZS-9 is safe and well-tolerated with an adverse event profile similar to placebo.

In March of 2014, ZS Pharma initiated ZS004, its second Phase 3 clinical trial of ZS-9. ZS004 is a randomized, double-blind, placebo-controlled study designed to confirm, over a longer treatment period, the positive results previously reported for ZS003. The Company also recently initiated ZS005, an open-label, 12 month, long-term maintenance study of ZS-9. The Company plans to file a New Drug Application with the United States Food and Drug Administration and a Marketing Authorization Application with the European Medicines Agency in the first half of 2015.

About Hyperkalemia

Hyperkalemia, or higher than normal potassium levels (typically defined as a serum potassium level >5 mEq/L), is a life-threatening metabolic condition that can lead to cardiac arrhythmia and sudden cardiac death. Hyperkalemia is characterized by abnormally high concentrations of potassium in the blood resulting from the inability of the kidneys to excrete potassium, impairment of mechanisms that transport potassium into cells, or a combination of both factors. The causes of hyperkalemia vary but the most common are chronic kidney disease (CKD), diabetes, congestive heart failure (CHF) and side effects from cardio-renal protective drug therapy, such as renin angiotensin aldosterone system (RAAS) inhibitors.

About ZS Pharma

ZS Pharma is a specialty pharmaceutical company based in Coppell, Texas. ZS Pharma’s lead therapeutic candidate, ZS-9, is an investigational treatment for hyperkalemia that is being evaluated in late-stage clinical trials to demonstrate its ability to safely and effectively remove excess potassium from the blood and maintain normal potassium levels. ZS Pharma is also pursuing the discovery of additional drug candidates that utilize its novel selective ion-trap technology for the treatment of kidney and liver diseases. Additional information is available at www.zspharma.com.

About MidCap Financial

MidCap Financial is a commercial finance company focused on middle market lending, with emphasis on the broad national healthcare industry. MidCap specializes in $5 million to $200 million loans. The company is headquartered in Bethesda, Maryland, with offices in Chicago and Los Angeles, and focuses in four areas:

•	Asset-Based working capital loans collateralized by third-party accounts receivable and other assets;

•	Leveraged loans to companies backed by private equity sponsors;

•	Life Sciences loans to VC-backed and public pharmaceutical, biotech, and medical device companies; and

•	Real Estate loans to skilled nursing facilities, senior housing properties, and medical office buildings.

Additional information about MidCap Financial can be found at www.midcapfinancial.com.

Forward-Looking Statements

ZS Pharma cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “should,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding the timing of potential regulatory submission and approval of the NDA and/or MAA for ZS-9. Inclusion of forward-looking statements should not be regarded as a representation by ZS Pharma that any of its plans will be achieved. Actual results may differ materially from those expressed or implied in this release due to the risk and uncertainties inherent in the ZS Pharma business, including, without limitation: the potential for clinical data to not meet pre-specified statistical endpoints, regulatory authorities to not approve an application for ZS-9; analysis of ongoing or future potential clinical trials, including safety-related data, may produce negative or inconclusive results, or may be inconsistent with clinical results achieved to date; the therapeutic and commercial value of ZS-9; and other risks described in ZS Pharma’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ZS Pharma undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ZS Pharma’s Prospectus on Form 424B4 filed with the Securities and Exchange Commission June 18, 2014, which is available from the SEC’s website (www.sec.gov) and on ZS Pharma’s website (www.zspharma.com) under the heading “Investors”. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

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ZS Pharma Contacts:

Jessica Volchok (Media)	Adam Tomasi (Investors)
BrewLife	ZS Pharma
310.849.7985	650.458.4100
jvolchok@brewlife.com	atomasi@zspharma.com

Source: ZS Pharma